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                                                                   Exhibit 10.12

                         SITEHARBOR SERVICES AGREEMENT

This Agreement is entered into on this 30th day of October 1998 (the "Effective Date"), by and between NaviSite Internet Services Corporation ("NaviSite"), with an address of 300 Federal Street, Andover, Massachusetts 01810 and FairMarket, Inc. ("Client"), with an address of 400 Unicorn Park Drive, Woburn, MA 01801.

1.   DEFINITIONS

     1.1 "Client Equipment" means all hardware and equipment provided by Client or acquired on behalf of Client in connection with the SiteHarbor Services.

     1.2 "Client Materials" means all Client Equipment, Content and any other materials provided by Client or acquired on behalf of Client in connection with the SiteHarbor Services.

     1.3 "Confidential Information" means, subject to the exceptions set forth in Section 10.2 below, any information and data, regardless of whether it is in tangible form, of either party that such party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within ten (10) days of disclosure to the other party. Confidential Information shall include, without limitation, the terms of this Agreement (but not its existence), information regarding business plans, strategies, technology, Clients and products, and each party's proprietary software.

     1.4  "Consulting Services" has the meaning set forth in Section 2.2.

     1.5 "Content" means any information, data, software, programs, operating, systems and any other materials installed by Client or on behalf of Client on the Client Equipment.

     1.6 "Designated NaviCenters" means NaviSite's Internet data center where the Client Materials will be installed, as listed on SCHEDULE A.

     1.7  "SiteHarbor Services" has the meaning set forth in Section 2.1.

     1.8 "Site Harbor Equipment" means the NaviSite Equipment and the Supplemental Equipment.

     1.9 "Supplemental Equipment" means all hardware and equipment supplied by the Client or acquired on behalf of the Client at the Client's own expense to supplement the NaviSite Equipment. The Client shall retain all right, title and interest in the Supplemental Equipment.

     1.10 "NaviSite Equipment" means all hardware and equipment NaviSite has determined is necessary for providing the Site Harbor Services and NaviSite has agreed to provide at NaviSite's expense. NaviSite shall retain all right, title and interest in the NaviSite Equipment.

2.   SERVICES

     2.1 SERVICES. NaviSite will provide Client the SiteHarbor Services described in Schedule A attached subject to the terms and conditions of this Agreement ("SiteHarbor Services").

     2.2 CONSULTING SERVICES. Client may request that NaviSite provide additional services outside the scope of SiteHarbor Services which will described in SCHEDULE D attached hereto ("Consulting Services"). Such Consulting Services, if any, will be subject to the terms and conditions contained this Agreement and any additional terms and conditions described in SCHEDULE D.


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3.   FEES, PAYMENTS AND TAXES

     3.1 FEES. The fees and charges for SiteHarbor Services and Consulting Services will be as set forth in SCHEDULE B.

     3.2 BILLING AND PAYMENT. Client shall pay NaviSite all amounts owed hereunder. Payment of fees and charges are due within thirty (30) calendar days after the date of each NaviSite invoice. All payments shall be made in U.S. dollars. Amounts past due shall be subject to an interest charge equal to one and one-half percent (1.5%) per month, or, if less, the highest rate allowed by applicable law.

     3.3 TAXES. Client will be responsible for and agrees to pay in full any and all taxes resulting from this Agreement or any activities under this Agreement except for taxes based upon NaviSite's net income.

4.   CLIENT CONTENT

As between NaviSite and Client, Client shall retains all rights in the Content; provided, however, NaviSite shall retain all rights in materials owned, licensed or developed by NaviSite and installed on the Client Equipment by or at the direction of NaviSite including any software or know-how related to NaviSite's products or network services.

5.   CLIENT OBLIGATIONS

As a condition to NaviSite's performance of the SiteHarbor Services and Consulting Services, Client agrees to the following:

     5.1 PROVIDE CLIENT MATERIALS. Client shall be responsible for providing and paying for all Content and Client Materials necessary to the installation of the Client Materials and necessary to NaviSite's offering of SiteHarbor Services and Consulting Services.

     5.2 COOPERATION. Client, at its own expense, shall reasonably cooperate with NaviSite in performing the SiteHarbor Services and Consulting Services, including providing NaviSite with timely access to Client Materials, personnel (executive and staff), utilities and information reasonably necessary to the performance of the SiteHarbor Services and Consulting Services. Client is responsible for the accuracy and completeness of the information and data Client supplies to NaviSite for use hereunder.

     5.3 ACCESS AND SECURITY. NaviSite will provide Client access to the Client Space within the Designated NaviCenter seven (7) days per week, twenty-four (24) hours per day for the term of this agreement; PROVIDED, HOWEVER, that such access shall be (i) limited solely to the individuals identified and authorized by Client to have access to the Client Space and the Designated NaviCenter, as named on SCHEDULE C ("Representatives") which Client may amend from time to time by providing written notice to NaviSite, and (ii) subject to such Representatives compliance with the terms of this Agreement..

     5.4 INSURANCE. Client shall keep in full force and effect during the term of this Agreement, comprehensive general liability for bodily injury and property damage insurance in an amount not less than $1 million per occurrence. Client also agrees that it will, and will be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain, other insurance at levels no less than those required by applicable law and customary in Client's and its agents' industries. Upon the request of NaviSite, Client will furnish NaviSite with certificates of insurance which evidence the minimum levels of insurance set forth above. Client will cause its insurance providers to name NaviSite as an additional insured and notify NaviSite in writing of the effective date thereof.

6.   CLIENT REPRESENTATIONS AND WARRANTIES

     6.1 CLIENT MATERIALS. Client warrants and represents that it owns or has the legal right and authority, during the term of this Agreement, to place and use the Client Materials as contemplated by this


  The information contained in this document is proprietary and confidential.

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Agreement. Client further represents and warrants that its placement, arrangement, and use of the Client Materials in the Designated NaviCenters will be in accordance with applicable manufacturers' specifications.

     6.2 CONTENT. Client warrants and represents that the Content: (i) shall not infringe or violate the rights of any third party including, but not limited to, intellectual property rights; (ii) will not result in any harm to NaviSite or NaviSite's business, as determined in NaviSite's good faith reasonable discretion; (ill) is not defamatory or obscene and does not violate any right of privacy or publicity; and (iv) does not violate any applicable law or regulation.

     6.3 COMPLIANCE WITH LAW. Client warrants and represents that Client's use of the SiteHarbor Services and Consulting Services will comply with U.S. law and any other applicable law and regulations, including U.S. export control laws and regulations regarding software and technical data. Client further represents and warrants that it will not to use the SiteHarbor Services or Consulting Services for any illegal purposes.

     6.4 NON-INTERFERENCE. Client warrants and represents that Client will not use the SiteHarbor Services or Consulting Services to interfere with or disrupt other NaviSite clients, Internet users, network services or network equipment. Interference or disruptions include, but are not limited, to distribution of repeated and unsolicited advertising or chain letters, propagation of computer worms and viruses, and use of the SiteHarbor Services or Consulting Services to make unauthorized entry to any other computer or machine accessible via the Internet.

     6.5 BREACH OF WARRANTIES. In the event of any breach, or reasonably anticipated breach, of any of the warranties and representations in this Section 6, in addition to any other remedies available at law or in equity, NaviSite will have the right to immediately, in NaviSite's sole discretion, suspend the SiteHarbor Services or Consulting Services if deemed reasonably necessary by NaviSite to prevent any harm to NaviSite, NaviSite's clients or Internet users.

7.   MARKETING

     7.1 MARKETING. Client consents to NaviSite's reference to Client by trade name and trademark in NaviSite's marketing materials and web site with the Client's prior approval.


   The information contained in this document is proprietary and confidential.

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8.   NAVISITE LIMITED WARRANTY AND DISCLAIMERS

     8.1 SERVICE WARRANTY. NaviSite warrants that the SiteHarbor Services and Consulting Services, if any, provided hereunder will be performed in a workmanlike manner in accordance with reasonable commercial standards. NaviSite guarantees that it will maintain a 99.99% up time for facilities and IP connectivity. In the event the Client is unable to transmit or receive information via the Internet as a result of disruptions to either the Designated NaviCenters or to the NaviSite Network, then NaviSite will credit the Client's account for every five (5) consecutive minutes that the Client is unable to transmit or receive information via the Internet with the prorated fees for one
(1) day of SiteHarbor services, up to a maximum credit during any calendar month equal the total prorated fees due to NaviSite from Client during such calendar month ("Standard Service Credit"). In no event will NaviSite's scheduled maintenance of either the Designated NaviCenters or the NaviSite Network be deemed a disruption entitling Client to the Standard Service Credit.

     8.2  NO OTHER WARRANTY. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN
SECTION 8.1 ABOVE, NAVISITE MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NAVISITE DOES NOT WARRANT THAT THE SITEHARBOR SERVICES WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE.

9.   LIMITATION OF LIABILITY

NAVISITE SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, LOST SAVINGS OR DAMAGES RESULTING FROM LOSS OF USE OR LOSS OF CONTENT. NAVISITE SHALL HAVE NO LIABILITY FOR ANY DAMAGES RESULTING FROM CLIENT'S FAILURE TO PERFORM CLIENT'S OBLIGATIONS HEREUNDER. IN NO EVENT SHALL NAVISITE'S LIABILITY FOR DAMAGES HEREUNDER EXCEED THE CHARGES PAID BY THE CLIENT HEREUNDER FOR THE PRIOR TWELVE (12) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO LIABILITY.

10.  INDEMNIFICATION

     10.1 NAVISITE'S INDEMNIFICATION OF CLIENT. NaviSite will indemnify, defend and hold Client harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorney's fees, and amounts paid in settlement, resulting from or arising out of any claim, suit, action or proceeding brought against Client as a consequence of (i) NaviSite's infringement of any third party copyright, trademark or trade secret, or (ii) personal injury to Client's representatives due to NaviSite's gross negligence or willful misconduct.

     10.2 CLIENT'S INDEMNIFICATION OF NAVISITE. Client will indemnify, defend and hold NaviSite, its affiliates and its clients harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorney's fees, and amounts paid in settlement resulting from or arising out of any claim, suit, action or proceeding brought against NaviSite, its affiliates or other clients as a consequence of (i) infringement of any third party copyright, trademark or trade secret, ( ii) breach or alleged breach of Client's obligations, representations or warranties set forth herein, or (iii) the Client Materials or any Client action or inaction related to the Client Materials.

11.  CONFIDENTIALITY AND PROPRIETARY INFORMATION

     11.1 CONFIDENTIAL INFORMATION. Each party acknowledges that it will have access to Confidential Information. Each party agrees that it will not use in any way, for its own account or the account of any third party, except for the performance of this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors subject to a duty of confidentiality as reasonably necessary), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information, which, in any event, shall not be less than those used by a party to protect its own Confidential Information.


  The information contained in this document is proprietary and confidential.

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     11.2 EXCEPTIONS. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; (iv) is independently developed by the receiving party; or (v) is required to be disclosed by a court or other governmental agency, in case reasonable advance notice shall be given to the other party.

12.  TERM AND TERMINATION

     12.1 TERM. The initial term of this Agreement shall be one (1) year commencing as of the Effective Date, unless terminated sooner as provided in
Section 12.2. On the first anniversary of the Effective Date and each subsequent anniversary, this Agreement shall automatically renew for an additional one (1) year term, unless either party gives written notice to terminate ninety (90) days prior to the expiration of the initial term or any renewal term.

     12.2 TERMINATION FOR CAUSE. Either party shall have the right to terminate this Agreement if: (i) the other materially party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same, except in the case of failure to pay fees, which must be cured within ten (10) days after receipt of written notice from NaviSite; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within thirty (30) days of filing.

     12.3 EFFECT OF TERMINATION. Upon the effective date of expiration or termination of this Agreement: (a) NaviSite will immediately cease providing SiteHarbor Services and Consulting Services; (b) any and all payment obligations of Client under this Agreement will become due immediately and Client shall satisfy such payment obligation; (c) within thirty (30) days after such expiration or termination, each party will destroy, or at the election of the other party, return all Confidential Information of the other party in its possession at the time of expiration or termination and will destroy or return any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement; and (d) Client will immediately remove from the Designated NaviCenters all Client Materials and any of its other property within the Designated NaviCenters within ten (10) days of such expiration or termination and return the Client Space to NaviSite in the same condition as it was prior to installation of the Client Materials, normal wear and tear excepted. If Client does not remove such property within such within ten (10) days of such expiration or termination, NaviSite will have the option to (i) move any and all such property to secure storage and charge Client for the cost of such removal and storage, or (ii) liquidate the property in any reasonable manner. Neither party will be liable to the other for any termination or expiration of this Agreement in accordance with its terms, provided, however, the Client shall remain liable for all applicable fees accrued prior to any termination provided hereunder.

     12.4 SURVIVAL. Sections 9, 10, 11, 12.3, 12.4, 13.1, 13.5, and 13.6 shall survive any termination of this Agreement.

13.  GENERAL

     13.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement shall be construed to imply a joint venture, partnership, or agency relationship between the parties, and NaviSite shall be considered an independent contractor when performing services under this Agreement.


  The information contained in this document is proprietary and confidential.

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     13.2 NO LEASE. This Agreement is a service agreement and is not intended to and will not constitute a lease of any real or personal property.

     13.3 ASSIGNMENT. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party. Notwithstanding the previous sentence, NaviSite may transfer or assign its rights and obligations under this Agreement to an entity controlling, controlled by or under common control with NaviSite or to an entity that is NaviSite's successor in connection with a merger or that purchases of all or substantially all of NaviSite's assets. Subject to the above limitations , this Agreement will mutually benefit and be binding upon the parties, their, successors and assigns.

     13.4 FORCE MAJEURE. Neither party shall be in default of its obligations to the extent its performance is delayed or prevented by causes beyond its control, including but not limited to acts of God, earthquake, flood, embargo, riots, sabotage, utility or transmission disruption, failure or delay, fire or labor disturbances.

     13.5 NON-SOLICITATION. During the term of this Agreement and for a period of one year thereafter, Client will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any person employed by NaviSite.

     13.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, with regard to conflict of law principles. Any action, suit or other legal proceeding which the parties commence to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or if appropriate, the federal district court located in Boston, Massachusetts), and the parties hereby consent to the jurisdiction of and venue in such court.

     13.7 SEVERABILITY. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect.

     13.8 ENTIRE AGREEMENT. This Agreement, which includes Schedules A, B and C attached hereto, constitutes the complete and exclusive statement between the parties and may only be amended by an instrument in writing that refers to this Agreement and is signed by both parties. This Agreement supersedes proposals (oral or written), understandings, representations, conditions, warranties, covenants and other communications between the parties relating to this Agreement.

     13.9 NOTICES. All notices called for under this agreement shall be in writing and given by personal delivery, certified mail, return receipt requested, or by commercial overnight courier, to the recipient's address set forth above or to such other address or addresses as either party may specify in writing to the other. Notice shall be deemed given the date of personal delivery, the third business day after mailing, or the next business day after delivery to such courier (unless the return receipt o r the courier's records evidence a later delivery).

IN WITNESS WHEREOF the parties have executed this Agreement by their authorized representatives.

NAVISITE INTERNET SERVICES                       FAIRMARKET, INC.

By:    ______________________________            By:    /s/ William R. Watt II
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Name:  ______________________________            Name:  William R. Watt II
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Title: ______________________________            Title: Project Manager
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Date:  ______________________________            Date:  11/2/98
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  The information contained in this document is proprietary and confidential.

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